Exhibit 10.10
                                                                   -------------









                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT



                                 by and between


                           MAXCOR FINANCIAL GROUP INC.




                                       and



                                 Roger E. Schwed



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                                TABLE OF CONTENTS
                                -----------------

SECTION                                                                     PAGE
-------                                                                     ----

1.       Employment...........................................................1

2.       Term.................................................................1

3.       Position and Duties; Place of Performance............................1

4.       Compensation and Related Matters.....................................2
         (a)   Base Salary....................................................2
         (b)   Guaranteed Bonus...............................................2
         (c)   Other Bonuses..................................................2
         (d)   Proration......................................................2
         (e)   Expenses.......................................................2
         (f)   Other Benefits.................................................3
         (g)   Life Insurance.................................................3
         (h)   Vacation.......................................................3
         (i)   Services Furnished.............................................3

5.       Offices..............................................................3

6.       Termination..........................................................3
         (a)   Death..........................................................4
         (b)   Disability.....................................................4
         (c)   Cause..........................................................4
         (d)   Good Reason....................................................4
         (e)   Change in Control..............................................6
         (f)   Unilateral.....................................................7

7.       Termination Procedure................................................7
         (a)   Notice of Termination..........................................7
         (b)   Date of Termination............................................7
         (c)   Compensation During Dispute....................................8

8.       Compensation upon Termination or During Disability...................8
         (a)   Disability; Death..............................................8
         (b)   By Company without Cause or by the Executive for Good Reason...8
         (c)   By Company for Cause or by the Executive Other than for
               Good Reason....................................................9
         (d)   Compensation Plans.............................................9
         (e)   Payment Limitation.............................................9

9.       Mitigation..........................................................11

10.      Confidential Information; Noncompetition Requirement................11
         (a)   Confidential Information......................................11

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         (b)   Noncompetition Requirement....................................11
         (c)   Salary and Bonus Continuation.................................12
         (d)   Injunctive Relief.............................................12

11.      Indemnification; Legal Fees.........................................12

12.      Successors; Binding Agreement.......................................13
         (a)   Company's Successors..........................................13
         (b)   Executive's Successors........................................13

13.      Notice..............................................................13

14.      Miscellaneous.......................................................14

15.      Validity............................................................14

16.      Counterparts........................................................14

17.      Entire Agreement....................................................15


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                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


         AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of October 1, 2002 (this "AGREEMENT") by and between Roger E. Schwed (the "EXECUTIVE"), and Maxcor Financial Group Inc., a Delaware corporation (the "COMPANY"), amending and restating the employment agreement between the parties hereto, dated as of August 14, 1998 (the "1998 AGREEMENT").

         WHEREAS, the Company currently employs the Executive and the Executive currently furnishes services to the Company on the terms and conditions set forth in the 1998 Agreement; and

         WHEREAS, the Company and the Executive mutually desire to extend the term of the Executive's employment with the Company beyond that provided for in the 1998 Agreement and to make certain other changes in the terms and conditions set forth in the 1998 Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree to amend and restate the 1998 Agreement as follows:

         1. EMPLOYMENT. The Company hereby agrees to continue to employ the Executive, which period of continuous employment began on October 1, 1996, and the Executive hereby accepts such continued employment, on the terms and conditions hereinafter set forth.

         2. TERM. The period of employment of the Executive by the Company pursuant to this Agreement (the "EMPLOYMENT PERIOd") shall commence on the date first written above (the "COMMENCEMENT DATE"), and shall continue in effect through October 1, 2006, unless further extended as provided in this Section 2 or sooner terminated as provided in Section 6. Commencing on October 1, 2005, and on each successive anniversary thereafter, the contract term of the Executive's employment shall be automatically extended for one (1) additional year unless, on or prior to such date or anniversary, the Company shall have delivered to the Executive or the Executive shall have delivered to the Company written notice that the term of the Executive's employment hereunder will not be extended (the initial term, as it may be so extended, the "CONTRACT TERM"); PROVIDED, HOWEVER, that, if a Change in Control shall have occurred during the original or extended term of this Agreement, the Contract Term shall continue in effect for at least twenty-four (24) months subsequent to the month in which such Change in Control occurs.

         3. POSITION AND DUTIES; PLACE OF PERFORMANCE. During the Employment Period, the Executive shall serve as Executive Vice President, General Counsel, and Secretary of the Company. The Executive shall have the full responsibilities and authority attendant to such position and report directly to the Chairman, President and Chief Executive Officer of the Company. The Executive's responsibilities and authority shall include such responsibilities and authority as may from time to time be assigned to the

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Executive by the Chairman, President and Chief Executive Officer of the Company,
provided that such responsibilities and authority are consistent with the Executive's position with the Company. During the Employment Period, the Executive shall also serve as Executive Vice President, General Counsel and Secretary of various of the Company's subsidiaries, including, but not limited to, Euro Brokers Investment Corporation and Euro Brokers Inc. (collectively, the "SUBSIDIARIES"). During the Employment Period, the Executive agrees to devote substantially all of his working time and efforts to the performance of his duties for the Company and the Subsidiaries. In connection with the Executive's employment by the Company, the Executive shall be based at the Company's principal executive offices in Manhattan, New York, except for reasonably required travel on the Company's business.

         4.    Compensation and Related Matters.
               --------------------------------

               (a) BASE SALARY. As compensation for the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive a base salary at the rate of $250,000 per annum ("BASE SALARY"). Base Salary shall be paid in approximately equal installments in accordance with the Company's customary payroll practices. Base Salary may be increased from time to time in accordance with the normal business practices of the Company and, if so increased, shall not thereafter during the Employment Period be decreased.

               (b) GUARANTEED BONUS. During the Employment Period, the Company shall pay the Executive a guaranteed minimum bonus at the rate of $100,000 per annum ("MINIMUM BONUS"). Minimum Bonus shall be paid in approximately equal semi-annual installments. Minimum Bonus may be increased from time to time in accordance with the normal business practices of the Company.

               (c) OTHER BONUSES. During the Employment Period, the Executive shall be eligible to receive, in addition to the Minimum Bonus, such semi-annual bonuses as may be awarded to him as the Board of Directors (the "BOARD") of the Company or the Compensation Committee of the Board shall determine, or if an incentive plan is adopted by the Company or a subsidiary thereof, in accordance with the terms of such plan.

               (d) PRORATION. The Executive shall be entitled to pro rata payments under Section 4(b) above, and to be considered for pro rata payments under Section 4(c) above, in each case to the extent that the period of his service to the Company at the regular time for the determination for such payments is less than the full period over which the determination of such payments is normally measured.

               (e) EXPENSES. The Company shall promptly reimburse the Executive for all reasonable business expenses incurred during the Employment Period by the Executive in performing services hereunder, including all expenses of travel and living expenses while traveling on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

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               (f)    OTHER BENEFITS. The Executive shall be entitled to
participate in all of the employee benefit plans and arrangements currently maintained by the Company or a subsidiary thereof, in accordance with the terms of such plans and arrangements, and shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company or a subsidiary thereof in the future to its executives and key management employees (including without limitation each incentive plan, pension and retirement plan and arrangement, supplemental pension and retirement plan and arrangement, stock option plan, life insurance and health-and-accident plan and arrangement, medical insurance plan, disability plan, survivor income plan, relocation plan and vacation plan), subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future (including subsection (g) of this Section 4) shall be deemed to be in lieu of the salary or bonus payable to the Executive pursuant to subsections (a) and (b) of this Section 4.

               (g) LIFE INSURANCE. During the Employment Period, the Company shall obtain and maintain a term life insurance policy on and for the benefit of the Executive, including paying all premiums for the policy that come due within the Employment Period. The policy shall have a death benefit amount of not less than $2 million payable to the beneficiary or beneficiaries designated by the Executive. The policy shall be in addition to any coverage the Executive has under any group life insurance plan maintained by the Company or a subsidiary thereof.

               (h) VACATION. The Executive shall be entitled to 25 vacation days in each calendar year; PROVIDED, HOWEVER, that vacation not taken shall not accrue from year-to-year or be compensated for at the end of the Employment Period. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

               (i) SERVICES FURNISHED. During the Employment Period, the Company shall furnish the Executive with office space, stenographic assistance and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties as set forth in Section 3 hereof.

         5. OFFICES. Subject to Section 3 hereof, the Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company or any subsidiaries of the Company and as a member of any committees of the board of directors of any such corporations, and in one or more executive positions of any of the Company's subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided to any other director of the Company or any of its subsidiaries, or any such executive position, as the case may be.

         6. TERMINATION. The Executive's employment hereunder (and the Employment Period) may be terminated without any breach of this Agreement only under the circumstances set forth in the following subsections (a), (b), (c),
(d) and (f).

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               (a)    DEATH. The Executive's employment hereunder (and the
Employment Period) shall terminate upon his death.

               (b) DISABILITY. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties hereunder for the entire period of six consecutive months, and within thirty (30) days after written Notice of Termination (as defined in Section 7 hereof) is given shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate the Executive's employment hereunder (and the Employment Period) for "DISABILITY."

               (c) CAUSE. The Company may terminate the Executive's employment hereunder (and the Employment Period) for Cause. For purposes of this Agreement, the Company shall have "CAUSE" to terminate the Executive's employment hereunder upon the occurrence of any of the following events:

                      (i) the conviction of the Executive for the commission of a felony; or

                      (ii) the willful and continuing failure by the Executive to substantially perform his duties hereunder (other than such failure resulting from the Executive's incapacity due to physical or mental illness or subsequent to the issuance of a Notice of Termination by the Executive for Good Reason) after demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties; or

                      (iii) the willful misconduct by the Executive (including, but not limited to, breach by the Executive of the provisions of
         Section 10 hereof) that is demonstrably and materially injurious to the Company or its subsidiaries, whether monetarily or otherwise.

For purposes of this Section 6(c), no act or failure to act on the Executive's part shall be considered "WILLFUL" unless done or failed to be done by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company.

              (d) GOOD REASON. The Executive may terminate his employment hereunder (and the Employment Period) during the Contract Term hereunder for "GOOD REASON" after the occurrence, without the written consent of the Executive, of an event constituting a material breach of this Agreement by the Company that has not been fully cured within ten (10) days after written notice thereof has been given by the Executive to the Company, provided that, without limiting the generality of the foregoing, on and after a Change in Control, any one of the following events shall be deemed a material breach of this Agreement:

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                      (i)    the assignment to the Executive of any duties
         inconsistent with the Executive's status as a senior executive officer of the Company or a substantial adverse alteration in the nature of the Executive's responsibilities from those in effect immediately prior to the Change in Control, including, without limitation, if the Executive was, immediately prior to the Change in Control, an executive officer of a public company, the Executive ceasing to be an executive officer of a public company, or being required to report to anyone other than the Chairman, President and Chief Executive Officer;

                      (ii) a reduction by the Company in the Executive's Base Salary as in effect immediately prior to the Change in Control;

                      (iii) the relocation of the Executive's principal place of employment to a location outside of Manhattan, New York;

                      (iv) the failure by the Company to pay to the Executive any portion of the Executive's current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company within fifteen (15) days of the date such compensation is due;

                      (v) the failure by the Company to provide the Executive with compensation plans which, in the aggregate, provide the Executive with substantially comparable compensation opportunities to those compensation opportunities for which the Executive was eligible immediately prior to the Change in Control;

                      (vi) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, life insurance, medical, health and accident, or disability plans in which the Executive was participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material perquisite or other fringe benefit, or secretarial service and office space at the level, enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled under this Agreement;

                      (vii) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7(a) or that does not comply with Section 6(c), if applicable (and for purposes of this Agreement, no such purported termination shall be effective); or

                      (viii) the failure of a successor to the Company to expressly assume and agree to perform this Agreement pursuant to
         Section 12(a) hereof.

The Executive's right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

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               (e)    CHANGE IN CONTROL. A "CHANGE IN CONTROL" shall be deemed
to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

                      (i) any Person is or becomes the "Beneficial Owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 50% or more of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) or (C) of paragraph (iii) below; or

                      (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Commencement Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Commencement Date or whose appointment, election or nomination for election was previously so approved or recommended; or

                      (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a re-capitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 50% or more of the combined voting power of the Company's then outstanding securities, or (C) a merger or consolidation which would result in any individual, entity or group which includes, is affiliated with or is wholly or partly controlled by the individual who, as of the Commencement Date, is the Chief Executive Officer of the Company (the "CHIEF EXECUTIVE OFFICER") being the Beneficial Owner of at least 50% of the combined voting power of the voting securities of the Company, the entity surviving such merger of consolidation or any parent thereof outstanding immediately after such merger or consolidation; or

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                      (iv)   the stockholders of the Company approve a plan of
         complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

         For purposes of this Section 6(e) and Section 8(e) hereof, "PERSON" shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries or affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company or (v) any individual, entity or group which includes, is affiliated with or is wholly or party controlled by the Chief Executive Officer.

               (f) UNILATERAL. The Executive may unilaterally terminate his employment hereunder (and the Employment Period) during the Contract Term other than for Good Reason, and without the Company's consent, upon not less than 60 days' written notice to the Company.

         7.    Termination Procedure.
               ---------------------

               (a) NOTICE OF TERMINATION. Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to Section 6(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13. For purposes of this Agreement, a "NOTICE OF TERMINATION" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

               (b) DATE OF TERMINATION. "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death,
(ii) if the Executive's employment is terminated for Disability pursuant to
Section 6(b), thirty (30) days after Notice of Termination (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if the Executive's employment is terminated for Cause pursuant to Section 6(c), the date specified in the Notice of Termination, which shall not be earlier than the date of the Notice of Termination, and (iv) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within 60 days) set forth in such Notice of Termination; PROVIDED, HOWEVER, that if a purported termination occurs on or after a Change in Control and during the Contract Term and either party notifies the other party that a

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dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); PROVIDED FURTHER, HOWEVER, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

               (c) COMPENSATION DURING DISPUTE. If a purported termination occurs on or after a Change in Control and during the Contract Term, and such termination is disputed in accordance with subsection (b) of this Section 7, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary and Minimum Bonus) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, determined in accordance with subsection (b) of this
Section 7. Amounts paid under this Section 7(c) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

         8.    Compensation upon Termination or During Disability.
               --------------------------------------------------

               (a) DISABILITY; DEATH. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("DISABILITY PERIOD"), the Executive shall continue to receive his full Base Salary and Minimum Bonus at the rate in effect at the beginning of such period and continue as a participant in all compensation and employee benefit plans in which the Executive was participating pursuant to Sections 4(f) and 4(g) until his employment is terminated pursuant to Section 6(b) and shall continue to receive such Base Salary and Minimum Bonus for a period of six months thereafter. Subsequent to the six-month period following termination of the Executive's employment pursuant to Section 6(b), or in the event the Executive's employment is terminated by reason of his death, the Company shall have no further obligations to the Executive under this Agreement and the Executive's benefits shall be determined under the Company's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

               (b) BY COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE FOR GOOD REASON. If during the Contract Term the Executive's employment is terminated by the Company other than for Cause or Disability or by the Executive for Good Reason, then --

                      (i) in addition to any amounts due the Executive pursuant to Sections 4(a), 4(b) or 4(c) hereof, the Company shall continue to pay to the Executive (or his legal representatives or estate) his Base Salary and Minimum Bonus (at the rate in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination) for the remainder of the Contract Term or, if greater, for one year; PROVIDED, HOWEVER, that if such termination occurs on or after a Change in Control, then the Company shall, within five (5) days following the Date of Termination, pay to the Executive,

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         in an undiscounted cash lump sum, an amount equal to two (2) times the sum of Base Salary (at the rate in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination) and the highest bonus (inclusive of the Minimum Bonus, and annualized if paid for less than a full year) awarded in respect of any bonus period falling entirely within the twenty-four month period preceding the Change in Control or the Date of Termination, whichever resulting bonus is greater, provided that, solely for purposes of this
         Section 8(b)(i), such annualized bonus (inclusive of the Minimum Bonus) shall not be less than $250,000; and

                      (ii) the Company or a subsidiary thereof shall maintain in full force and effect, for the continued benefit of the Executive and his dependents for the remainder of the Contract Term or, if greater, for one year or, if such termination occurs on or after a Change in Control, for the greater of two years or the Contract Term, all medical, dental and life insurance benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive and his dependents with benefits substantially similar to those which the Executive and his dependents would otherwise have been entitled to receive under such plans and programs from which their continued participation is barred; and

                      (iii) the Executive shall be deemed to continue as an employee of the Company during the remainder of the Contract Term for purposes of the exercise and/or vesting of outstanding stock and stock option awards and cash incentive awards.

               (c) BY COMPANY FOR CAUSE OR BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. If the Executive's employment shall be terminated by the Company for Cause or by the Executive other than for Good Reason, then the Company shall pay the Executive his Base Salary and Minimum Bonus (at the rate in effect at the time Notice of Termination is given) through the Date of Termination, and the Company shall have no additional obligations to the Executive under this Agreement except as set forth in subsection (d) of this Section 8.

               (d) COMPENSATION PLANS. Following any termination of the Executive's employment, the Company shall pay the Executive all unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, at the time such payments are due.

               (e)    Payment Limitation.
                      ------------------

                      (i) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive's employment (whether pursuant to the


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         terms of this Agreement (the "SEVERANCE PAYMENTS") or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, including the Severance Payments, being hereinafter called "TOTAL PAYMENTS") would be subject (in whole or part), to the excise tax (the "EXCISE TAX") imposed under section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE"), then, after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement, the cash Severance Payments shall first be reduced, and the noncash Severance Payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments); PROVIDED, HOWEVER, that the Executive may elect to have the noncash Severance Payments reduced (or eliminated) prior to any reduction of the cash Severance Payments.

                      (ii) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (a) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of section 280G(b) of the Code shall be taken into account, (b) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel ("TAX COUNSEL") reasonably acceptable to the Executive and selected by the accounting firm (the "AUDITOR") which was, immediately prior to the Change in Control, the Company's independent auditor, does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in section 280G(b)(3) of the Code and the regulations promulgated thereunder) allocable to such reasonable compensation, and (c) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

                      (iii) At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If the Executive objects to the Company's calculations, the Company shall pay to the Executive such portion of the Severance Payments (up to 100% thereof) as the Executive determines is necessary to result in the proper application of subsection (i) of this Section 8(e).

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

         9. MITIGATION. The Executive shall not be required to mitigate the amount of any payment provided for the Executive by seeking other employment or otherwise, nor, except as is hereinafter specifically provided in this Section 9, shall the amount of any payment or benefit provided for the Executive hereunder be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise. If the Executive's employment is terminated prior to a Change in Control, then to the extent that the Executive, during the relevant period described in Section 8(b)(i) hereof, shall receive from a subsequent employer base salary and/or any bonus similar to the Minimum Bonus, the payments to be provided under the provisions of said Section shall be correspondingly reduced. To the extent that the Executive, during the relevant period described in Section 8(b)(ii) hereof, shall receive from a subsequent employer benefits similar to those to be provided under Section 8(b)(ii), the benefits to be provided under the provisions of said Section shall be correspondingly reduced.

         10.   Confidential Information; Noncompetition Requirement.
               ----------------------------------------------------

               (a) CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information relating to the Company and its businesses, which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not have been or now or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such trade secrets or information to anyone other than the Company and those designated by the Company. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 10(a).

               (b) NONCOMPETITION REQUIREMENT. During (1) any period that the Executive is performing services hereunder, (2) a period of six (6) months following a termination of the Executive's employment by the Company for Cause or by the Executive other than for Good Reason (if the Company so requests, notifies and pays the Executive as provided in Section 10(c) below), (3) on or after a Change in Control, a period of six (6) months following a termination of the Executive's employment by the Executive for Good Reason, and (4) with respect to clauses (i) and (ii) of this Section 10(b), any period with respect to which the Executive is entitled to payment pursuant to Section 8(b)(i) or, if shorter, a period of one year, the Executive agrees that, without the prior written consent of the Company, he shall not, directly or indirectly, with or without pay, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, manager, investor, lender, advisor, owner, associate or in any other individual or representative capacity,
(i) solicit, entice, encourage or otherwise attempt to procure or service by telephone or otherwise accounts from any customers (determined as of the Date of Termination) of the Company or a subsidiary thereof for a business that is directly competitive (a "COMPETITIVE BUSINESS") with the business in which the Company is then engaged, (ii) solicit, entice or encourage any employee (determined as of the Date of Termination) of the Company or a subsidiary thereof to terminate such employee's employment in order to work in a Competitive Business, or (iii) upon the written request of the Company, directly engage or participate in any Competitive Business unless such Competitive Business is located more than seventy-five (75) miles from the site, as of the Date of Termination, of the Company's executive offices in New York; PROVIDED, HOWEVER, that (x) trading by the Executive for his own benefit or in proprietary accounts shall not constitute a Competitive Business and (y) the Executive may engage or participate in a business which has a Competitive Business as a component or portion thereof if engaging or participating in such Competitive Business does not constitute a substantial part of the Executive's duties.

               (c) SALARY AND BONUS CONTINUATION. Following a termination of the Executive's employment by the Company for Cause or by the Executive other than for Good Reason, the Company may elect, by written notice given to the Executive within 7 days of such notice of termination, to require the Executive to perform the covenant provided in subsection (b)(iii) of this Section 10 during the six-month period following the effectiveness of such termination. As additional consideration for the Executive's performance of such covenant during such period, but only for so long as the Executive shall continue to perform such covenant, the Company shall pay the Executive for each month during such six-month period an amount equal to one-twelfth (1/12th) of the Executive's Base Salary and Minimum Bonus. It is agreed and understood that such payment constitutes full and fair consideration to the Executive for observance of such covenant.

               (d) INJUNCTIVE RELIEF. In the event of a breach or threatened breach of subsections (a), (b) or (c) of this Section 10, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient.

         11. INDEMNIFICATION; LEGAL FEES. The Company shall indemnify the Executive to the full extent permitted by law for all expenses, costs, liabilities and legal fees which the Executive may incur in the discharge of his duties hereunder. The Company shall also (a) if the Date of Termination occurs prior to a Change in Control, reimburse the Executive for any reasonable legal fees and expenses incurred by the Executive in contesting or disputing any termination of the Executive's employment hereunder or in seeking to obtain or enforce any right or benefit provided by this Agreement, but only if the Executive shall substantially prevail with respect to the preponderance of the matters at issue and (b) if the Date of Termination occurs following a Change in Control, pay as incurred all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of his employment, in seeking in good faith to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. The payments under clause (a) above shall be made within five (5) days after the Executive's request for payment accompanied with such evidence of his having prevailed (as described in the preceding sentence) and such evidence of the fees and expenses incurred as the Company may reasonably require; the payments under clause (b) shall be made within five (5) business days after delivery of the Executive's written request for payments accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this
Section 11.

         12.   Successors; Binding Agreement.
               -----------------------------

               (a) COMPANY'S SUCCESSORS. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if the Company had terminated his employment other than for Cause, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "COMPANY" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

               (b) EXECUTIVE'S SUCCESSORS. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

         13. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:

         Roger E. Schwed
         225 West 106th Street, Apt. 11A
         New York, New York 10025

         With a copy to the Executive at the offices of the Company; and

         If to the Company:

         (until February 28, 2003):
         Maxcor Financial Group Inc.
         One New York Plaza, 16th Floor
         New York, New York 10292
         Attn: Chairman

         (from and after March 1, 2003):
         Maxcor Financial Group Inc.
         One Seaport Plaza, 19th Floor
         New York, New York 10038
         Attn: Chairman

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         14. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and an authorized officer of the Company (other than the Executive). No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be binding on all successors to the Company. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company and the Executive under this Section 14 and Sections 7, 8, 9, 10, 11 and 12 hereof shall survive the expiration of the term of or the termination of this Agreement. The compensation and benefits payable to the Executive under this Agreement shall be in lieu of any other severance benefits to which the Executive may otherwise be entitled upon his termination of employment under any severance plan, program, policy or arrangement of the Company.

         15. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         17. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, but not limited to, the 1998 Agreement, is hereby terminated and cancelled.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                       MAXCOR FINANCIAL GROUP INC.



                                       By: /s/ GILBERT D. SCHARF
                                           -------------------------------------
                                           Name:   Gilbert D. Scharf
                                           Title:  Chief Executive Officer



                                           /s/ ROGER E. SCHWED
                                           -------------------------------------
                                           Roger E. Schwed ("Executive")